Exhibit 10.18

Staples, Inc.
Employer ID: 04-2896127
500 Staples Drive
Performance Share Award Agreement	Framingham, MA 01702
«FirstName» «LastName»	EMPLOYEE ID:
«Address1»	LOCATION:
«Address2»
«City», «State» «Zip»
«Country»

Staples, Inc. (“Staples”) hereby agrees to award to the recipient named above (the “Recipient”) on the date set forth below (the “Vesting Date”) the number of shares of Common Stock of Staples (the “Shares”), in accordance with and subject to the terms, conditions, and restrictions of this Agreement (as defined below). If the conditions described below are satisfied, such award will be made under the terms of the Staples Amended and Restated 2004 Stock Incentive Plan, as further amended or restated from time to time (the “Plan”), on the Vesting Date.

Date of Agreement:
Performance Period:	FY 20 – FY 20 (three years)
Total Number of Shares @ Target:
Vesting Date:	As defined in Section 2(b) of PSA20 ,
the date of the first regularly
scheduled meeting of the Board of
Directors in FY 20 (generally in
March) at which the Board of
Directors certifies that the
Performance Criteria have been satisfied.

By your acceptance of this Performance Share Award Agreement, you agree that any Shares will be awarded under and governed by the terms and conditions of the Plan and by the terms and conditions of the Staples Performance Share Award Agreement — Terms and Conditions (“PSA20  ”), which is attached hereto (this Performance Share Award Agreement and the PSA20   are together referred to as the “Agreement”).

Performance Criteria: The following Performance Criteria must be satisfied for an award of Shares to be made under this Agreement. As more fully described in PSA20  , the number of Shares awarded on the Vesting Date shall be determined based on the extent to which the FY 20   - FY 20   Cumulative RONA Dollars are achieved.  All awards of Shares require certification of the Staples Board of Directors that the Performance Criteria have been satisfied.

Performance Share Payout Schedule
FY 20 -FY 20 Cumulative RONA	% Target Shares Earned
Dollars*
Threshold	90%
Target	100%
125%
150%
175%
Maximum	200%

* Cumulative RONA Dollars are in millions.  For purposes of this Agreement, “Cumulative RONA Dollars” means the cumulative profit generated across the Staples business units in excess of the capital employed during the Performance Period calculated in a manner consistent with the method used by Staples for financial planning purposes; provided that such term specifically excludes any cash held at the Staples, Inc. level.

You understand and agree that this Agreement is being awarded to you in exchange for your execution of a Non-Compete and Non-Solicitation Agreement in a form approved by Staples.

Accepted by:	Staples, Inc.

Ronald L. Sargent
«FirstName» «LastName»	President and Chief Executive Officer

Attachment:  Staples, Inc. PSA20

STAPLES, INC. PERFORMANCE SHARE AWARD AGREEMENT — Terms and Conditions

1.              Award.  If all the conditions set forth in this Agreement are satisfied, on the Vesting Date an award of Shares will be made under the Plan to the Recipient named in the accompanying Performance Share Award Agreement. No Shares will be delivered to the Recipient or transferred into the Recipient’s name until the Vesting Date (except as provided in Section 8), and the Recipient shall have no rights to any Shares or any rights associated with such Shares (such as dividend or voting rights) until the Vesting Date.  Except where the context otherwise requires, the term “Staples” shall include any parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Performance Share Award Agreement.

2.              Conditions for the Award.  Except as provided in Sections 3 and 8, an award of Shares on the Vesting Date shall be made only if:

(a)           The Recipient is, and has continuously been, an employee of, or a consultant to, Staples beginning with the date of this Agreement and continuing through the Vesting Date; and

(b)           The Performance Criteria set forth in the accompanying Performance Share Award Agreement are satisfied during the Performance Period.  The Staples Board of Directors, upon recommendation of the Compensation Committee, must determine and certify on the date of its first regularly scheduled meeting in FY 20   (generally in March) whether, and to what extent, the Performance Criteria have been achieved.  The date on which the Board of Directors certifies that the Performance Criteria have been satisfied shall be the “Vesting Date” for purposes of this Agreement.  In making its determination, the Compensation Committee may adjust the Performance Criteria to take into account accounting changes, acquisitions and related charges, and other special one-time or extraordinary gains and/or losses and other one-time or extraordinary events as permitted under the Plan; provided that the Compensation Committee may not adjust the Performance Criteria to take into account foreign currency exchange rate fluctuations, changes in corporate tax rates or recurring store closures consistent with historic patterns (with widespread, out of the ordinary store closures not being consistent with historic patterns).  Awards of Shares shall be made only at the percentages set forth in the Performance Share Award Agreement under the heading “% Target Shares Earned”; there will be no pro-rata issuances of Shares for achievement of other FY 20   — FY 20   Cumulative RONA Dollar amounts.  If the minimum Threshold FY 20   — FY 20   Cumulative RONA Dollars is not achieved during the Performance Period, no Shares will be issued and this Agreement will be of no force or effect.

3.              Employment Events Affecting Payment of Award.

(a)           Except as provided in Section 3(b) and in Section 8, if the Recipient terminates employment with Staples prior to the Vesting Date, for any reason or no reason, with or without cause, no Shares will be issued and this Agreement will be of no further force or effect.

(b)           If the Recipient (i) dies, (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code), or (iii) terminates employment after attaining age 55 and at the time of such termination of employment the sum of the years of service (as determined by Staples Board of Directors) completed by the Recipient plus the Recipient’s age is greater than or equal to 65, in each case prior to the Vesting Date, then the Recipient or his estate will nevertheless be awarded on the Vesting Date the number of Shares determined under Section 2(b) hereof as if the Recipient were still employed on the Vesting Date.

(c)           If (i) the Recipient’s relationship with Staples is terminated by Staples for Cause (as defined below) or (ii) if the Recipient retires or resigns and Staples determines within six months thereafter that the Recipient’s conduct prior to his retirement or resignation warranted discharge for Cause, or (iii) Staples determines that the Recipient’s conduct after termination of the employment relationship fails to comply with the terms of any non-competition, non-solicitation or confidentiality provision contained in any employment, consulting, advisory, proprietary information, non-competition, non-solicitation or other similar agreement between the Recipient and Staples, then, without limiting any other remedy available to Staples, the Shares (and any shares issued under Section 5 hereof) shall be repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to the such shares shall be forfeited and revert to Staples as of the date of such determination; or, if the Recipient no longer owns the shares at such time, Staples shall be entitled to recover from the Recipient the gross profit earned by the Recipient upon the disposition (whether by sale, gift, donation or otherwise) of such shares.

4.              Delivery of Shares.  Staples shall, within 30 days of the Vesting Date (or, if applicable, the date the Shares vest under Section 8), effect the issuance of the Shares by delivering the Shares to a broker designated by the Recipient.

5.              Dividend Equivalent Rights.  If any Shares are awarded to the Recipient pursuant to this Agreement, then the Recipient shall also be entitled to receive a number of shares of Staples Common Stock equal to (A) (i) the number of Shares awarded to the Recipient under Section 2 multiplied by (ii) the cumulative amount of cash dividends paid by Staples that the Recipient would have received had he owned the awarded Shares on each dividend record date during the Performance Period, divided by (B) the closing price of the Common Stock on the Vesting Date; provided, however, that cash will be paid in lieu of any fractional shares the Recipient would be entitled to receive under this Section 5.

6.              No Special Employment or Similar Rights.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind Staples to continue the employment or other relationship of the Recipient with Staples for the period prior to or after the Vesting Date.

7.              Adjustment Provisions.

(a) Changes in Capitalization.   In the event of any change in capitalization of Staples, as described in Section 9(a) of the Plan, the Recipient shall, with respect to the Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(a) of the Plan.

(b) Liquidation or Dissolution.  In the event of a liquidation or dissolution of Staples, this Agreement shall be of no further force or effect and no Shares shall be awarded hereunder, provided that if such liquidation or dissolution also constitutes a Change in Control as defined in Section 8(a) hereof, then the provisions of Section 8 and not the provisions of this Section 7(b) shall govern.

(c) Reorganization Event.  In the event of a Reorganization Event as defined in Section 9(c)(1) of the Plan, the Recipient shall, with respect to the Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(c) of the Plan; provided that if such Reorganization Event also constitutes a Change in Control as defined in Section 8(a) hereof, then the provisions of Section 8 and not the provisions of this Section 7(c) shall govern.

(d)  Board Authority to Make Adjustments.  Any adjustments under this Section 7 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued with respect to Shares on account of any such adjustments.

8.              Change in Control.

(a)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 10(a)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 10(a)(i), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 10(a)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(iii) “Cause,” as determined by Staples or the Surviving Corporation (which determination shall be conclusive), shall mean:

(A) Willful failure by the Recipient to substantially perform his or her duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given the Recipient a written demand for substantial performance, which specifically identifies the areas in which the Recipient’s performance is substandard, and the Recipient has not cured such failure within 30 days after delivery of the demand.  No act or failure to act on the Recipient’s part will be deemed “willful” unless the Recipient acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples’ best interest; or

(B) Breach by the Recipient of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Recipient and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(C) Violation by the Recipient of the Code of Ethics or an attempt by the Recipient to secure any improper personal profit in connection with the business of Staples; or

(D) Failure by the Recipient to devote his or her full working time to the affairs of Staples except as may be authorized in writing by Staples’ CEO or other authorized Company official; or

(E) The Recipient’s engagement in business other than the business of Staples except as may be authorized in writing by Staples’ CEO or other authorized Company official; or

(F) The Recipient’s engagement in misconduct, which is demonstrably and materially injurious to Staples.

(b) Effect of Change in Control. Notwithstanding the provisions of Section 2, if a Change in Control of Staples occurs prior to the Vesting Date and while the Recipient is employed by Staples, then the greater of (X) a number of Shares determined as if the Target FY 20__ - FY 20__ Cumulative RONA Dollars were achieved or (Y) the number of Shares determined to be issuable under Section 2(b) of this Agreement will be awarded (and the corresponding shares under Section 5 hereof will be issued) if:

(i) Upon the Change in Control, the Recipient:

(A) Is not offered employment with the Surviving Corporation (or is not allowed to continue his or her employment, if the Surviving Corporation is Staples) in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control and (2) that does not involve a relocation of the Recipient’s principal place of employment of more than an additional 50 miles from the Recipient’s primary residence at the time of the Change in Control, or

(B) Does not accept (or continue) employment with the Surviving Corporation (regardless of position, compensation or location) (other than as a result of retirement);

(ii) Within one year following the date of the Change in Control, the Recipient either:

(A) Is discharged without Cause; or

(B) Resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control; or

(iii) The Recipient continues to be employed by Staples or the Surviving Corporation on the Vesting Date.

9.              Withholding Taxes.  Staples’ obligation to deliver the Shares shall be subject to the Recipient’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.  In the sole discretion of Staples Board of Directors, the Recipient may surrender to Staples a number of Shares sufficient to satisfy the Recipient’s tax withholding obligations.

10.       Deferral.  In the sole discretion of the Staples Board of Directors, the Recipient may elect to defer delivery of the Shares; provided, however, that any such deferral must comply with the requirements of Section 409A of the Internal Revenue Code.

11.       Transferability.  This Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”) by the Recipient, except that this Agreement may be transferred by the laws of descent and distribution.  The Recipient may only transfer Shares that may be issued pursuant to this Agreement following the Vesting Date.

12.       Miscellaneous.

(a)  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Recipient unless the Board of Directors determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Recipient.

(b)  All notices under this Agreement shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Recipient to his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.